Exhibit 16.1
July 27, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Ladies and Gentlemen:

We have read MarketWise, Inc.’s (formally known as Ascendant Digital Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated July 27, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 21, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,
/s/ WithumSmith+Brown, PC
New York, New York